Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended and restated effective June 16, 2011, of our reports dated March 2, 2011 with respect to the consolidated financial statements and schedule of InnerWorkings, Inc. and the effectiveness of internal control over financial reporting of InnerWorkings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 23, 2011